Board of Directors

Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our review report dated May 17, 2014 on the consolidated financial statements as of and for the three months period ended March 31, 2014 of Sino Gas International Holdings, Inc. from the Company's Quarterly Report on Form 10-Q.

For the purpose of the aforesaid Form lO-Q, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
May 19, 2014	Certified Public Accountants